UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2020

NorthWestern Corp
(Exact name of registrant as specified in its charter)

Delaware			1-10499	46-0172280
(State or other jurisdiction of incorporation or organization)			(Commission File Number)	(I.R.S. Employer Identification No.)
3010 W. 69th Street	Sioux Falls	South Dakota		57108
(Address of principal executive offices)				(Zip Code)
Registrant’s telephone number, including area code: 605-978-2900

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	NWE	NYSE
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01. Entry Into a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On September 2, 2020, NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) (the “Company”) entered into a new $425 million Credit Agreement (the “Credit Facility”) to replace its Third Amended and Restated Credit Agreement, dated as of December 12, 2016 (the "Prior Credit Facility").
The Credit Facility increases the capacity of the Prior Credit Facility by $25 million to $425 million and extends the maturity date to September 2, 2023, with uncommitted features that allow the Company to request up to two one-year extensions to the maturity date and increase the size by an additional $75 million.
Under the Credit Facility, BOFA Securities, Inc., Credit Suisse Securities (USA) LLC, and U.S. Bank National Association act as joint lead arrangers; Credit Suisse Securities (USA) LLC, and U.S. Bank National Association act as co-syndication agents; Keybank National Association acts as documentation agent; and Bank of America, N.A., acts as administrative agent.
The Credit Facility does not amortize and is unsecured. Borrowings may be made at interest rates equal to the Eurodollar rate, plus a margin of 112.5 to 175.0 basis points, or a base rate, plus a margin of 12.5 to 75.0 basis points. Interest rates, commitment fees and letter of credit fees are based on the Company’s then-current senior unsecured credit ratings. Advances under the Credit Facility are subject to certain conditions precedent, including the accuracy of certain representations and warranties and the absence of any default or event of default. Advances will be used for general corporate purposes.
The Credit Facility has one financial covenant, requiring that consolidated debt to total capitalization ratio be less than or equal to 65 percent. The Credit Facility also contains covenants that restrict the Company in respect of, among other things, mergers and consolidations, sales of all or substantially all assets, incurrence of liens and transactions with affiliates. The Credit Facility is subject to acceleration upon the occurrence of an event of default, including cross-default to indebtedness in excess of $50 million in the aggregate, change of control (as defined in the Credit Facility), entry of judgments of $50 million or more (to the extent not covered by insurance), and the occurrence of certain Employee Retirement Income Security Act of 1974 and bankruptcy events.
As of September 2, 2020, the Company has $50 million of loans outstanding under the Credit Facility, and has no letters of credit issued under the letter of credit subfacility.
The descriptions of the provisions of the Credit Facility are summary in nature and are qualified in their entirety by reference to the full and complete terms of the Credit Facility.
Some of the lenders under the Credit Facility and certain of their affiliates have engaged, and in the future may engage, in investment banking transactions, including securities offerings, and in general financing and commercial banking transactions with, and the provision of services to, us and our affiliates in the ordinary course of business and otherwise for which they have received, and will in the future receive, customary fees.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description of Document
10.1*	Credit Agreement, dated September 2, 2020

* filed herewith

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthWestern Corporation

By:	/s/ Timothy P. Olson
Timothy P. Olson
Corporate Secretary
Date: September 4, 2020